ZIRINSKY LAW PARTNERS PLLC
ATTORNEYS AT LAW
375 PARK AVENUE, SUITE 2607
NEW YORK, NY 10152
212-763-0192
203-273-5011
bzirinsky@zirinskylaw.com
April 4, 2016
VIA EMAIL
Mr. William K. Harrington
Mr. Brian S. Masumoto
Office of the United States Trustee
Southern District of New York
201 Varick Street
New York, NY 10014

Re:	In re Republic Airways Holdings, Inc., et al. Chapter 11 Case No. 16-10429 (SHL)
Dear Messrs. Harrington and Masumoto:
Thank you for affording the Debtors an opportunity to express their views on the pending requests for the appointment of an official committee of equity security holders.
We have reviewed the requests submitted by certain shareholders, along with the submissions by Schulte Roth & Zabel LLP, which represents the ad hoc committee of equity security holders, as well as from Brown Rudnick LLP, which has not filed a Rule 2019 statement in the cases and has yet to even appear.
The Debtors believe that all of these requests should be denied. None of the parties requesting the appointment of an equity committee has satisfied its heavy burden of demonstating that the extraordinary circumstances for the appointment of an equity committee are present in these cases. Contrary to the assertions of the requesting parties the appointment of an equity committee is not necessary to adequately represent the interests of shareholders. Furthermore, the Debtors are insolvent, and as of the chapter 11 Commencement Date, the Debtors had negative equity value, measured on a capital markets basis, that Seabury Securities LLC (the Debtors’ financial advisor) estimates to be in the range of minus $200 million to minus $400 million.
The only means for the Debtors to successfully reorganize and exit chapter 11 intact is to fully execute their restructuring plan which means securing revised, concessionary long-term

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flying contracts with each of their Codeshare Partners, as a means of recovering the approximately $50 million per annum of increased pilot labor costs (roughly $350-400 million or more of increased costs vis-à-vis the underlying flying agreements with Codeshare Partners), and shedding approximately $150-250+ million of debt, lease, and return condition obligations associated with surplus or out-of-favor aircraft.
Even after successfully restructuring all such obligations, which will result in at least $585 million to potentially over $1 billion in claims, Seabury estimates that the exit equity value of the Debtors available for distribution to unsecured creditors will likely be no greater than $275-350 million, before securing necessary exit equity financing of at least $100 million which will significantly dilute such returns to creditors. In light of those numbers, unsecured creditors are faced with the prospect of recovering potentially well less than 50 cents on every $1.00 of claims, and equity holders will therefore receive no distributions.
It would be inappropriate and a waste of the estates’ assets to burden the estate with the substantial and duplicative costs and expenses of an additional committee, particularly in a case such as this where (a) all but one member of the board of directors of Republic Airways Holdings, Inc. (“Republic”) is an independent director, (b) an official committee of unsecured creditors has been appointed, is actively engaged in the case and has engaged sophisticated attorneys, financial advisors and other professionals, and (c) a very substantial majority of Republic’s common stock is held by a small number of highly sophisticated investors, including one group of six wealthy hedge funds holding fifty percent of the outstanding shares, who have already retained attorneys and financial advisors and are actively participating in these cases.
Applicable Standard
The appointment of an equity committee “constitutes extraordinary relief and is the exception rather than the rule in chapter 11 cases.” In re Eastman Kodak Co., No. 12-10202 (ALG), 2012 WL 2501071, at *2 (Bankr. S.D.N.Y. Jun. 28, 2012) (“Kodak I”) (citing In re Williams Communications Group, Inc., 281 B.R. 216, 223 (Bankr. S.D.N.Y. 2002) (Lifland, B.J.); In re Dana Corp., 334 B.R. 35, 38 (Bankr. S.D.N.Y. 2006) (Lifland, B.J.); 7 Collier on Bankruptcy ¶ 1102.03[2] (16th rev. ed. 2011)).
The standard in the Southern District of New York for such exceptional relief was clearly articulated by Judge Gropper in the Eastman Kodak decisions, in which the Court confirmed that section 1102 of the Bankruptcy Code “specifically requires” that the appointment of an equity committee be
“necessary” for equity holders’ interests to be “adequately represented.” The term “necessary” sets a high standard to this more difficult to satisfy than if the statute merely provided that a committee would be useful or appropriate.”

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In re Eastman Kodak Co., No. 12-10202 (ALG), 2013 WL 4413300, at *2 (Bankr. S.D.N.Y. Aug. 15, 2013) (“Kodak II”) (emphasis added). As in the Kodak cases, in the Debtors’ cases an equity committee is not “necessary” for equity holders to be “adequately represented.” The requesting parties have not shown, and cannot show, otherwise.
There Is Not A Substantial Likelihood Of
A Meaningful Distribution To Equity Holders
The financial inquiry in determining whether equity holders’ interests are already “adequately represented” is not whether the debtor is “hopelessly insolvent,” as asserted by the requesting parties. Rather, the inquiry in this District is “whether there appears to be a substantial likelihood that equity will receive a meaningful distribution.” Kodak II, 2013 WL 4413300, at *2. The answer here is “No.”
Although Republic’s consolidated balance sheet as at December 31, 2015 did show a positive book value of $600 million, since the commencement of the cases it has become increasingly clear that even under the most optimistic assumptions, claims in these cases will far exceed any reasonable valuation of the Debtors’ assets. The rejection of aircraft and other equipment leases, deficiency claims of secured equipment and other lenders, settlements of contractual disputes and claims of third parties, and settlements with the Debtors’ Codeshare Partners, will result in additional unsecured claims in the range of a low of at least $586 million to a high of more than $1 billion before considering any collateral shortfall on abandoned assets. None of these claims were reflected in the 2015 financial statements, and including these claims would result in a dollar-for-dollar reduction in book value and a theoretical book value of shareholders’ equity before the effect of fresh start accounting upon emergence from chapter 11 of $15 million to negative $400 million. A schedule setting forth the estimates of these additional unsecured claims is attached to this letter as Exhibit A.
Further, almost $200 million of assets on the Debtors’ consolidated balance sheet represent a combination of disputed billings to Codeshare Partners, GAAP accounting assets, and intangibles related to the 2012 out-of-court restructuring that will be written off as a result of the abandonment of the related aircraft and resolution of the codeshare agreements at emergence from chapter 11 in accordance with fresh start accounting principles. After considering these asset write-downs, consolidated shareholders’ equity would be further reduced to between negative $185 million to negative $600 million. Such adjustments would reflect the reality of the Debtors’ business conditions at commencement of the chapter 11 proceedings, and be consistent with the capital markets valuation by Seabury cited above.
In addition, many of the Debtors’ aircraft and other assets are out of favor, are not usable in the Debtors’ operations and need to be disposed of. In particular, the Debtors’ fleet of 80 ERJ

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aircraft will all be sold, surrendered, or otherwise disposed of commencing in the next 30 days and completed by the end of 2016. Given the age, condition, and maintenance requirements of these aircraft, the limited demand for purchase or lease of these aircraft, and the huge supply of these aircraft, the realizable value from the sale of these assets will be substantially lower than their associated debt. In addition to the out-of-favor aircraft, if the Debtors were to need to sell additional surplus Ejet aircraft, the estimated net realizable value for these aircraft would be substantially lower than their book value due to their age and maintenance condition and the impact of the national pilot shortage in the regional airline industry. Without sufficient pilots to fly these aircraft, the buyer universe is limited. This would further decrease balance sheet shareholder equity value.
Clearly, even before taking into account potential DIP borrowings, other administrative and priority claims, and postpetition payables, the Debtors’ secured debt of $2.5 billion and unsecured claims will far exceed any reasonable valuation of the Debtors by at least $500 million and likely substantially more.
Indeed, in the Debtors’ most recently published annual financing statements, the Debtors disclosed these risks in Note 2 (attached as Exhibit B) and their auditor provided an explanatory paragraph in its audit opinion that speaks directly to these concerns (attached as Exhibit C).
The virtual certainty that equity holders are out of the money in these cases is not overcome either by the trading price of Republic’s stock, which has no bearing on the value ultimately distributable to equity, or by the number of shares outstanding, as suggested by the ad hoc committee’s counsel. See In re Williams Communications Group, Inc., 281 B.R. 216, 223 (Bankr. S.D.N.Y. 2002) (Lifland, B.J.) (large number of shareholders is not relevant to whether an equity committee should be appointed). Trading price of the stock is wholly irrelevant and artificial. The stock price has been sustained by the very recent speculative heavy purchases by hedge funds and has been very thinly traded since the commencement of the cases. There is no real market today as the hedge funds who are holding the vast majority of the shares control the market.
The conclusion is the same under any other recognized valuation methodology. The Debtors’ pre-restructuring estimated EBITDA for 2016 is less than $300 million. After giving effect to the projected improvements in EBITDA which the Debtors estimate might be achieved through the restructuring, including modified codeshare agreements, reconfiguration of their fleet, and other costs, estimated pro forma EBITDA might be improved by approximately $50$70 million. This is in stark contrast to the highly inflated estimate of EBITDA put forward by Brown Rudnick.

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The “Illustrative” “Discussion Materials” attached to the Brown Rudnick request (which purport to show virtually no impact from the transactions that are required in chapter 11 for Republic to emerge as a viable, reorganized business) are flawed and misleading. It is apparent (indeed conceded) that those materials were prepared without any first-hand knowledge of Debtors or its operations or even the chapter 11 cases and cannot in any respect be considered reliable indicators of value. See Kodak II, 2013 WL 4413300, at *5, n.4 (“Except as evidence of how far [the debtor] has fallen, or to encourage Shareholders in their belief that something must be amiss, this data has no probative weight on the issue of current value.”). By way of example (and there many more):

•
The purported aircraft values (p. 5), for which no is source identified, are inaccurate for the vintage and type of the Debtors’ ERJs (source: Ascend) and ignore the significant market surplus (more than 300 similar aircraft currently in storage) and the concomitant absence of buyers that exist in the context of the current pilot shortage. In addition, these aircraft values are further limited by the cost of restoring these aircraft to flyable condition.

·
Intangibles (pp. 5-6) represent $8.75 million of restricted landing slots and route authorities that have limited transferability and therefore are not realizable as distributable value, as suggested. As disclosed in the footnotes to the Debtors’ financial statements, the majority of the nearly $200 million in “Other assets and intangibles” category on the Debtors’ balance sheet relates to GAAP accounting treatment for the 2012 out-of-court restructuring. These assets will be written off as these aircraft are abandoned in chapter 11.

·
The EBITDA reconciliation (p.7), among other things, assumes a $50 million recovery from Codeshare Partners but ignores 10 of 12 months of corresponding costs; assumes that maintenance and repair costs decrease although the Debtors’ costs are actually increasing as the aircraft age and reach required maintenance; assumes “normalization” of crew training costs which in fact will remain high, and indeed increase, as the pilot shortage continues; and concludes with an assumption of $485 million of EBITDA, while the Debtors forecast 2016 EBITDA under $350 million in the best case scenarios of flying and partner recovery.

·
The capital structure (p.8) overstates out-of-favor aircraft returns by more than $100 million. Moreover, the vast majority of the Debtors’ funded debt relates to aircraft likely to be retained. Accordingly, the Debtors’ aircraft returns will do little to offset its overall secured debt.

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·
The equity recovery EBITDA analysis (pp. 9-10) is based on the overstated EBITDA assumption noted above. Although Seabury does not agree with their methodology, correcting the EBITDA number to the forecasted less than $300 million before restructuring would mean, even using the Discussion Report’s methodology and multiples of 5.0x and 5.5x, an enterprise value of $1.5 billion to $1.65 billion. Obviously, this is wrong and is far less than the Debtors’ more than $2.5 billion in secured debt. It also fails to consider any new capital that will be required, as the less than $300 million of forecasted EBITDA alone will not produce cash flows sufficient to service all debt. Even assuming an increase in EBITDA of $50-70 million through a successful restructuring, and again using the Discussion Report’s flawed methodology, the enterprise value would be $1.75 billion to $1.93 billion, which is still far below the total amount of claims.

Additionally, the suggestions that the Debtors’ net operating losses are indicative of solvency, are a fallacy. As Judge Gropper confirmed when the same argument was made in Kodak, the existence of tax attributes does not increase reorganization value and does not correllate to recoveries by equity holders. “[T]he tax issue does not support their contention that [the debtor] is solvent, that they can anticipate a distribution, and that a committee should be formed.” Kodak I, 2012 WL 2501071, at *6.
Neither is the assertion of a strong airline industry even relevant to the Debtors or their financial prospects. The Debtors do not sell airline tickets to passengers; rather, they sell seat capacity to their three Codeshare Partners pursuant to comprehensive fixed price contracts and do not receive the benefits of increased ticket prices or mainline airline revenues. Accordingly, the appropriate comparison is not, as Brown Rudnick suggests, to the mainline air carriers, such as the Codeshare Partners. The appropriate comparison is to other U.S. regional capacity providers, all of which are facing the pilot shortage crisis and all of which have had to limit their capacity as a result and suffer the serious financial consequences of revenue declines. Even in comparison to other regional carriers, the underlying structure of the fixed-price contracts has to be considered. In the Debtors’ case, their increase in pilot costs is not recoverable via such contracts, and therefore, they are seeking concessions from their contract counterparties as part of their restructuring.
Equity Is Already Adequately Represented
“[T]he statutory focus of section 1102(a)(2) is not whether the shareholders are ‘exclusively’ represented, but whether they are ‘adequately’ represented.” In re Williams Communications Group, Inc., 281 B.R. 216, 223 (Bankr. S.D.N.Y. 2002) (Lifland, B.J.). Without a doubt, in Republic’s cases, shareholders are adequately represented.

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Republic is a public company with a functioning, independent board of directors that continues to exercise all of its fiduciary duties (including those owed to shareholders), to maximize the value of its estates. See Commodities Futures Trading Comm’n v. Weintraub, 471 U.S. 343, 355 (1985); North Am. Catholic Educ. Programming Found., Inc. v. Gheewalla, 930 A.2d 92 (Del. 2007). This “suppports the inference that equity’s interest will be adequately represented notwithstanding the absence of an official equity committee.” Kodak I, 2012 WL 2501071, at *2. There is an appointed statutory committee of unsecured creditors, which also has fiduciary obligations and is an active participant in these cases. In addition to these fiduciaries, there is an extant ad hoc committee of equity holders that represents the holders of half of Republic’s issued and outstanding stock.
All of these parties share the common goal of maximizing value. Although in chapter 11 cases the interests among various constituents may diverge for plan purposes, that does not inform the question of adequate representation. See Kodak I, 2012 WL 2501071, at *2 (agreeing with “’ususal presumption . . . that the Board will pay due (perhaps special) regard to the interests of shareholders’ in bankruptcy”) (quoting In re Oneida Ltd., No. 06-10489, 2006 WL 1288576, at *2 (Bankr. S.D.N.Y. May 4, 2006) (Gropper, B.J.)); see also In re McLean Indus., 70 B.R. 852, 861 (Bankr. S.D.N.Y. 1987) (Buschman, B.J.) (even potential for conflict does not mandate appointment of additional committee for there to be adequate representation).
While the requesting parties argue that Republic’s stock is widely held, the fact is that 50% of Republic’s shares are held by a small handful of sophisticated hedge funds which are adequately represented by their own counsel and financial advisors. In fact, with the exception of four individuals, whose individual holdings are undisclosed but who are undoubtedly capably represented by Brown Rudnick LLP, each of the parties identified in the requests is a sophisticated institution or is a law firm representing some or all of these sophisticated institutions, which itself is highly experienced in large and complex chapter 11 cases.
To be clear, this is not truly about inadequate representation. See In re Spansion, Inc., 421 B.R. 151 (Bankr. D. Del. 2009) (in the absence of an economic interest to protect, “neither the debtors nor the creditors should have to bear the expense of negotiating what would be, in essence, a ‘gift’ for the equity holders”) (citing Williams Communications, 281 B.R. at 220). And while it is equally clear that section 1102 was not intended for those purposes, even under the factors considered in the Southern District of New York in the context of legitimate requests, an equity committee is not necessary.
The Debtors’ hard-fought global settlement and postpetition financing transactions with its Codeshare Partner Delta Air Lines, which are the subject of motions currently pending before the Bankruptcy Court, are raised by some of the requesting parties as warranting the appointment of an equity committee. This is a red herring. An equity committee is not a trustee; it does not

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supplant the debtor in possession and it does not negotiate on the debtor’s behalf. It may consult with the debtor, but at the end of the day, it is the debtor’s, not an equity committee’s, business judgment that is determinative of whether to proceed with a particular transaction or course of action and if a committee disagrees, it may appear and be heard on the matter. In fact, any party in interest in the chapter 11 case may appear and be heard. 11 U.S.C. § 1109(b). A committee is not “necessary” for this purpose. And there are established procedures for a party in interest to obtain information that do not necessitate the appointment of a committee.
Each of the requesting parties that is a party in interest is entirely capable of availing itself of the legal process. Indeed, the holders of half the shares of Republic’s stock are already represented and appearing in the cases, actively engaged with their counsel and Republic on requests for information, subject to appropriate nondisclosure agreements. See In re Spansion, Inc., 421 B.R. 151, 163 (Bankr. D. Del. 2009) (“Even if I were to conclude on this record that neither the Debtors, its management, nor the Creditors’ Committee are adequately representing the interest of the equity security holders, the Ad Hoc Equity Committee is well organized, well represented by counsel, and adequate to the task of representing its interests without “official” status.”).
As explained by Judge Lifland, these are precisely the circumstances in which an equity committee should not be appointed:
The appointment of official equity commitees should be the rare exception. Such committtees should not be appointed unless equity holders establish that (i) there is a substantial likelihood that they will receive a meaningful distribution in the case under a strict application of the absolute priority rule, and (ii) they are unable to represent their interests in the bankruptcy case without an official committee. The second factor is critical because in most cases, even those equity holders who do expect a distribution in the case can adequately represent their interest without an official committee and can seek compensation if they make a substantial contribution in the case.
Williams Communications, 281 B.R. at 223.
The Costs of an Equity Committee Are Unwarranted
These estates should not be required to bear the costs of legal and financial advisors to sophisticated parties that are out of the money and already well-represented in these cases. An official equity committee is not “necessary” and would inevitably lead to delay and duplication of work undertaken by the creditors’ committee as well as Republic’s professionals. To the

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extent a substantial contribution is made by the ad hoc equity committee or an individual equity holder, an appropriate application for an award under section 503(b)(3)(D) can be made at the conclusion of the cases.
The Debtors would welcome the opportunity to have a further discussion, if that would be helpful.
Very truly yours,
Bruce R. Zirinsky

EXHIBIT A

Claim Source	Low	High	Notes
Codeshare partners	430	755
Leased ERJs	40	62
Owned ERJs	13	85	Excludes any collateral shortfall associated with approximately $100 million in debt
Leased Q400s	50	50
Idle Ejets	52	91
Trade debt	TBD	TBD	$117 million in pre-petition trade debt (excluding aircraft, employee liabilities) on the balance sheet at filing.
Citibank	TBD	TBD
Other rejections	TBD	11	To be determined. Known likely rejections include support agreements for out-of-favor fleet and excess facilities.
General Unsecured Claims yet to be realized	586	1,054

EXHIBIT B

Note 2 of Audited Financial Statement for the year ending December 31, 2015:
2. CHAPTER 11 FILING AND GOING CONCERN
The accompanying audited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As disclosed in the accompanying consolidated financial statements, the Company incurred a net loss of $27.1 million for the year ended December 31, 2015. As of December 31, 2015, the Company had cash and cash equivalents of $173.5 million and will require additional working capital throughout 2016 to support a sustainable business operation.
On February 25, 2016 (the “Petition Date”), Republic Airways Holdings Inc. and certain of its wholly-owned direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization (the “Bankruptcy Filing”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Chapter 11 cases are being administered under the caption “In re Republic Airways Holdings Inc., et al.,” Case Number 1610429. The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.
The Bankruptcy Filing is intended to permit the Company to reorganize and improve liquidity, wind down unprofitable contracts and amend its capacity purchase agreements to enable sustainable profitability. The Company’s goal is to develop and implement a plan of reorganization that meets the standards for confirmation under the Bankruptcy Code. Confirmation of a plan of reorganization could materially alter the classifications and amounts reported in the Company’s consolidated financial statements, which do not give effect to any adjustments to the carrying values of assets or amounts of liabilities that might be necessary as a consequence of confirmation of a plan of reorganization or other arrangement, or the effect of any operational changes that may be implemented.
Operation and Implication of the Bankruptcy Filing
Under Section 362 of the Bankruptcy Code, the filing of voluntary bankruptcy petitions by the Debtors automatically stayed most actions against the Debtors, including most actions to collect indebtedness incurred prior to the Petition Date or to exercise control over the Debtors’ property. Accordingly, although the Bankruptcy Filing triggered defaults for certain of the Debtors’ debt and lease obligations, counterparties are stayed from taking any actions as a result of such defaults. Absent an order of the Bankruptcy Court, substantially all of the Company’s pre-petition liabilities are subject to settlement under a plan of reorganization. As a result of the Bankruptcy Filing, the realization of assets and the satisfaction of liabilities are subject to uncertainty. The Debtors, operating as debtors-in-possession under the Bankruptcy Code, may, subject to approval of the Bankruptcy Court, sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements. Further, a confirmed plan of reorganization or other arrangement may materially change the amounts and classifications in the Company’s consolidated financial statements.
Subsequent to the Petition Date, the Debtors received approval from the Bankruptcy Court to pay or otherwise honor pre-petition obligations generally designed to stabilize the Company’s operations. These obligations relate to certain employee wages, salaries and benefits, taxes and certain vendors in the ordinary course for goods and services received after the Petition Date. The Debtors have retained, pursuant to Bankruptcy Court approval, legal and financial professionals to advise the Debtors in connection with the Bankruptcy Filing and certain other professionals to provide services and advice in the ordinary course of business. From time to time, the Debtors may seek Bankruptcy Court approval to retain additional professionals.
Events Leading to the Chapter 11 Cases
There is a growing national shortage of qualified pilots in the United States. This shortage is making it increasingly difficult to maintain the necessary pilot staffing levels to sustain reliable performance requirements under the agreements with the Company’s Partners. As a result of the pilot shortage, the Company has been forced to ground operating aircraft and reduce scheduled flying for each of its Partners, which has adversely affected the Company’s financial position and cash flows from operations. Although a new three year collective bargaining agreement reached with its pilots in late 2015 has enabled the Company to stem the rate of attrition and significantly increase new pilot hiring, the Company needs time to be able to train new pilots, return more of its idled aircraft to revenue service, and restore higher levels of scheduled service for its Partners.
Government Regulation
The current national pilot shortage noted above is the result of two primary factors: an aging pilot population and new government regulations that increase new pilot qualification requirements. These factors have created greater demand at mainline, low cost and cargo carriers, which recruit from the regional airlines and offer higher salaries and more extensive benefit programs than regional carriers are able to offer, and have made it more difficult for regional airlines, such as the Company, to retain sufficient pilots.
On August 1, 2013, the congressionally-mandated pilot experience qualifications contained in the Airline Safety and FAA Extension Act of 2010 became effective. As a result of this legislation, the age and training requirements for the Company’s first officer pilots generally increased to 23 years and 1,500 hours of flight time. Military pilots are subject to somewhat lower standards, but as the wind-down of the U.S. involvement in conflicts in Iraq and Afghanistan has substantially concluded, there are fewer military-trained pilots entering the workforce. In addition, the FAA has implemented a new regulation that increases the flight crew duty, flight, and rest requirements for pilots. This update changed the length of time a pilot may be on duty and how much she or he may fly in a day, month, and year. These new limitations, together with the new, more restrictive certification and qualification requirements, have resulted in a growing scarcity of qualified new entrants and have contributed to the current severe nationwide pilot shortage.
The new “time and duty rest” requirements have increased by approximately 5%-7% the number of pilots that the Company historically needed to operate its schedules, thereby exacerbating an already acute labor shortage. The new minimum flight hour requirements have dramatically decreased the pool of qualified and competent new pilots available for hire by the Company (and other regional airlines) to meet its increased pilot needs in order to sustain its level of operations.
This shortage has been further exacerbated by the aging population of experienced pilots employed at mainline carriers, who in order to address their own increased pilot needs due to the mandatory retirement of pilots at age 65, have heavily recruited pilots from Republic and other regional carriers by offering substantially higher pay and the prospect of greater opportunities for career advancement.
As a consequence of there being fewer qualified pilots entering the work force, combined with increased attrition at the regional airlines to replace retirements at mainline, low cost and cargo airlines, the regional airline fleets are now underutilized and those aircraft that do operate do so with reduced schedules due to the reduced number of hours pilots can fly under the new regulations. Accordingly, the Company (and the regional airline industry generally) is experiencing declining revenue and higher costs.
Collective Bargaining Agreement
Concurrently with the changes discussed above, the Company was in negotiations with the International Brotherhood of Teamsters (“IBT Local 357” or the “IBT”), the union which represents the Company’s pilots. In October 2007, the Company’s collective bargaining agreement with the IBT became amendable.
During the pendency of the amendable period, pilot wages under that agreement deteriorated significantly below industry standard, pilot attrition increased, and with the subsequent heightened requirements for non-military-trained pilots and a decreasing number of new entrant pilots who could satisfy the higher experience qualifications, the Company’s ability to attract qualified candidates was frustrated. Accordingly, over the eight years since its collective bargaining agreement with the IBT became amendable, the Company endeavored to negotiate increased compensation and improved benefits and work rules that might help the Company to retain its existing pilots and better position it to attract new pilots. At the same time, to address its pilot shortage, the Company, at times, provided premium pay for pilots when they agreed to perform additional unassigned flying on their scheduled days off and offered signing bonuses to prospective new-hires as an incentive to accept its employment offers. During the latter stages of negotiations, in July 2015, the IBT filed a complaint against the Company alleging that the Company unilaterally increased compensation for pilots and new hires in violation of the Railway Labor Act, which further affected the Company’s ability to hire new pilots. Disputing the merits of the complaint, the Company filed a motion to dismiss. This case was ultimately dismissed with prejudice.

Negotiations with the IBT were protracted. The Company, however, worked resolutely toward a consensual resolution for its pilots. Though the Company and the collective bargaining representative for the pilots, IBT Local 747, opened negotiations in 2007 and had reached tentative agreements on several sections of a new collective bargaining agreement over the next two years, in 2009, the IBT placed ots original Local 747 into trusteeship following complaints that Local 747 had failed to maintain proper financial controls. The trustee then withdrew Local 747’s agreement to the tentative agreements the parties had reached in the prior years of bargaining.
Negotiations began anew the following year with the newly-established IBT Local 357. In July 2011, after being unable to reach an agreement, the parties began to engage in collective bargaining negotiations supervised by the National Mediation Board (“NMB”), and thereafter in November 2013, under the auspices of a private mediator. Though the parties reached a tentative agreement three months later in February 2014, it was not ratified by the union membership, and the parties returned to contract negotiations under the auspices of the NMB. Over the course of the next year, the parties passed over 100 proposals on at least 18 sections of the contract and by May 1, 2015, had reached tentative agreements on 19 out of 30 sections of the contract. However, progress stalled thereafter on the issue of compensation.
Ultimately, after a series of proposals, on September 28, 2015, the Company and the IBT reached a tentative agreement on the terms of a new three year contract, which the Company believes respects the role of its pilots in its long-term success and puts its pilots at the forefront of the regional airline industry. The IBT recommended the tentative agreement to its members, and at the conclusion of voting on October 27, 2015, it was ratified.
Though the tentative agreement with the IBT has been ratified, ratification does not provide an immediate resolution and panacea for all of the issues facing the Company. The length and intensity of negotiations with the IBT has had a severe impact on operations: pilot attrition doubled, recruiting efforts suffered severely, and Republic was forced to ground significant portions of its operating fleet due to lack of qualified pilots, generating losses in revenue, higher costs, diminished cash flows, and an inability to meet minimum flying levels under its fixed-fee agreements. Moreover, new hires are subject to a mandatory minimum three-month training program. Accordingly, the Company’s staffing assumptions for months in the future, as well as its ability to agree to flight plans and scheduling with its Partners, have been impacted significantly. Recovery and growth will require time and achieving new agreements with key stakeholders.
Partner Litigation
On October 5, 2015, Delta Air Lines, Inc. (Delta) filed suit against Shuttle America Corporation and Republic Airways Holdings, Inc. alleging that Shuttle was in breach of its contractual obligations under both Delta Connection Agreements. Delta alleges, among other things, that Shuttle breached the Delta Connection Agreements by failing to operate all of Delta’s flights, and claims damages. The Company believes the allegations are unfounded and without merit and intend to pursue its rights, remedies and defenses in the litigation. Delta has withheld in excess of $21.0 million of contractual payments through December 31, 2015, which has resulted in past due receivables on the Company’s balance sheet. The Company disputes Delta’s right to withhold payments and intends to seek their recovery. The Company has deferred recognition of this revenue until this dispute can be resolved. Delta and the Company are currently engaged in confidential settlement discussions regarding all disputes between them, including the disputes in the Delta litigation. In connection with such settlement discussions, at the request of Delta and the Company, on February 8, 2016 the Court in the Delta litigation entered an order administratively closing the case and directed the parties to file within 60 days either (1) the necessary documents to dismiss this case or (2) a joint status update notifying the Court why they are unable to file such documents.
No assurance can be given as to the value, if any, that may be ascribed to the Debtors’ various pre-petition liabilities and other securities. Accordingly, the Debtors urge that caution be exercised with respect to existing and future investments in any of these securities or other Debtor claims. In addition, trading in the Company’s common stock on the NASDAQ was suspended on March 8, 2016, and the Company’s common stock was delisted by the Securities and Exchange Commission from the NASDAQ on March 8, 2016.
Plan of Reorganization
In order for the Company to emerge successfully from Chapter 11, the Company must obtain the Bankruptcy Court’s approval of a plan of reorganization, which will enable the Company to transition from Chapter 11 into ordinary course operations outside of bankruptcy. In connection with a plan of reorganization, the Company also may require a new credit facility, or “exit financing.” The Company’s ability to obtain such approval and financing will depend on, among other things, the timing and outcome of various ongoing matters related to the Bankruptcy Filing. A plan of reorganization determines the rights and satisfaction of claims of various creditors and parties-in-interest, and is subject to the ultimate outcome of negotiations and Bankruptcy Court decisions ongoing through the date on which the plan of reorganization is confirmed.
The Company presently expects that any proposed plan of reorganization will provide, among other things, mechanisms for settlement of claims against the Debtors’ estates, treatment of the Company’s existing equity and debt holders, and certain corporate governance and administrative matters pertaining to the reorganized Company. Any proposed plan of reorganization will be subject to revision prior to submission to the Bankruptcy Court based upon discussions with the Company’s creditors and other interested parties, and thereafter in response to interested parties’ objections and the requirements of the Bankruptcy Code and Bankruptcy Court. There can be no assurance that the Company will be able to secure approval for the Company’s proposed plan of reorganization from the Bankruptcy Court.
Going Concern
These Consolidated Financial Statements have also been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. Accordingly, the Consolidated Financial Statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Debtors be unable to continue as a going concern.
As a result of the Chapter 11 proceedings, the satisfaction of the Company’s liabilities and funding of ongoing operations are subject to uncertainty and, accordingly, there is a substantial doubt of the Company’s ability to continue as a going concern. There is no assurance that the Company will be able to emerge successfully from Chapter 11. Additionally, there is no assurance that long-term funding of any type would be available to the Company, or that it would be available at rates and on terms and conditions that would be financially acceptable and viable to the Company in the long term. If the Company is unable to generate additional working capital and or raise additional financing when needed, it may be required to suspend operations, sell assets or enter into a merger or other combination with a third party, any of which could adversely affect the value of the Company’s common stock, or render it worthless. If the Company issues additional debt or equity securities, such securities may enjoy rights, privileges and priorities superior to those enjoyed by holders of the Company’s common stock, thereby diluting the value of the Company’s common stock. Additionally, in connection with the Chapter 11 Filing, material modifications could be made to the Company’s fleet and capacity purchase agreements. These modifications could materially affect the Company’s financial results going forward, and could result in future impairment charges.

EXHIBIT C

Auditors Opinion for the year ending December 31, 2015 (emphasis added):
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Republic Airways Holdings Inc.
Indianapolis, Indiana
We have audited the accompanying consolidated balance sheets of Republic Airways Holdings Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Republic Airways Holdings Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.
The accompanying consolidated financial statements for the year ended December 31, 2015 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, on February 25, 2016, the Company filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. The circumstances that resulted in the Company filing for bankruptcy as described in Note 2 to the consolidated financial statements and the uncertainties inherent in the bankruptcy proceedings raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 2 to the consolidated financial statements. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, substantially all revenues are derived from code-share agreements with American Airlines Group, Inc., United Continental Holdings, Inc., and Delta Air Lines, Inc.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2015, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 11, 2016 expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 11, 2016